Exhibit 10.26

Amendment

to the Employment Agreement dated June 18, 2017

by and between

Teva Pharmaceuticals USA, Inc. and Hafrun Fridriksdottir

This Amendment (this “Amendment”) is made this     day of May, 2018, by and among Teva Pharmaceuticals USA, Inc. and Hafrun Fridriksdottir (the “Executive”) to the Employment Agreement entered into between the Company and Executive dated June 18, 2017 (the “Agreement”).

Whereas, the Company and Executive have entered into the Agreement; and

Whereas, the Parties wish to amend certain terms of the Agreement as set forth below.

Now therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Except as expressly set-forth in this Amendment, all terms and conditions of the Agreement shall continue in full force and effect.

2.	Section 9(e) of the Agreement shall be replaced in its entirety with the following:

“Covenant Not to Compete. By signing this Agreement, the Executive hereby acknowledges and agrees that, in her capacity as Executive Vice President, Global R&D of the Teva Group, the Executive will have a great deal of exposure and access to a broad variety of commercially valuable proprietary information of the Teva Group, including, by way of illustration, confidential information regarding the Teva Group’s current and future products and strategies, costs and other financial information, R&D and marketing plans and strategies, etc. As a result of the Executive’s knowledge of the above information and in consideration for the benefits offered by the Company under this Agreement, the Executive affirms and recognizes her continuing obligations with respect to the use and disclosure of confidential and proprietary information of the Teva Group pursuant to the Teva Group’s policies and the terms and conditions of this Agreement, and hereby agrees that, during the Term of Employment and for a period of twelve (12) months following the Termination Date (to the extent such restriction does not violate any statute or public policy), the Executive shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, consultant or other direct or indirect service provider) perform any services for a company engaged in development, manufacture of, sale of or trading in (i) generic products or (ii) specialty pharmaceutical products (including but not limited to biopharmaceutical products) that are competitive with a product developed manufactured, sold or otherwise traded in by the Company as of the date of such termination of employment.”

3.	This Amendment may be executed in multiple counterparts, each of which will be deemed to be an original and all of which will be deemed to be a single agreement

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

/s/ Deborah Griffin Teva Pharmaceuticals USA, Inc.	/s/ Hafrun Fridriksdottir Hafrun Fridriksdottir 01.04.2019